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                       EMPLOYMENT AGREEMENT
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     This Agreement is made and entered into as of the 11th day of March,
1998, by and between New England Power Service Company, herein referred to as the "Company" and Robert L. McCabe herein referred to as "Mr. McCabe."

     WHEREAS, the Company and Mr. McCabe mutually desire to change the terms of Mr. McCabe's employment relationship with the Company and to agree as to certain benefits of said employment.

     NOW THEREFORE in consideration of the mutual rights and obligations of the parties, the parties hereby agree as follows:

1.0  Term

     1.1 In accord with Mr. McCabe's desire and subject to the provisions of this Agreement, the Company agrees to employ Mr. McCabe and Mr. McCabe agrees to be employed by the Company as Chairman, Retail Electric Companies, for a period commencing October 1, 1997 and ending no later than May 31, 1999.

     1.2 The parties agree that Mr. McCabe is under no obligation to remain with the Company for any designated period of time. However, if Mr. McCabe chooses to remain with the Company and is still in the employ of the Company as of December 31, 1998, Mr. McCabe will be eligible for a voluntary early retirement benefit set forth in Section 3.3 below. If Mr. McCabe chooses to retire, the Company will hire Mr. McCabe as a consultant for a period of one year at $1,000.00 per day with a 50 day minimum, which may be extended, at the sole discretion of the Company, for one year, under the same terms.

2.0  Position and Duties

     2.1 Mr. McCabe shall be employed as Chairman, Retail Electric Companies and will have such duties, authority, rights, and obligations inherent in such corporate position.

     2.2 As Chairman, Retail Electric Companies, Mr. McCabe shall diligently and conscientiously perform his duties and conduct, operate, manage, and use his utmost endeavor to promote the business of the Company.

3.0  Compensation and Benefits.

     3.1 During the term of his employment as Chairman, Retail Electric Companies, the Company shall continue to compensate Mr. McCabe according to the compensation plans and policies in effect for employees in ICP IB, in accordance with the Company's payroll practices for salaried employees.

     3.2 Mr. McCabe shall continue to be entitled to participate in all employee benefit programs made available to employees during the term of his employment as Chairman, Retail Electric Companies, in accordance with the terms and conditions of said programs. Mr. McCabe shall be deemed a participant in the ICP I bonus program for purposes of a partial pro rata payment of the 1999 ICP I bonus and incentive share match, if he remains in the employ of the Company for any portion of 1999 regardless of whether he is employed through July 1, 1999.

     3.3 If Mr. McCabe remains in the employ of the Company through December 31, 1998, Mr. McCabe shall be entitled to elect a voluntary early retirement package (Package), effective on the first of the month following his retirement date, said retirement date to be mutually agreed upon by the parties and to be effective no earlier than January 1, 1999, and no later than June 1, 1999. Said package shall consist of 5 years age credit and 5 years service credit (5 + 5) added to his pension plus a lump sum payment of $225,000 or an equivalent annuity. This lump sum payment shall be made at the same time the Package becomes effective. Notwithstanding the foregoing, if Mr. McCabe elects to accept the Special Voluntary Early Retirement Offer (Offer) which he received on or about January 5, 1998, he will be entitled to receive the benefits included in the Package, except to the extent these

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benefits are duplicative of the benefits he receives under the Offer.  Said duplicative benefits include but are not limited to, an additional (5 + 5) and the lump sum value of the $900 supplemental benefit.

     3.4 Mr. McCabe agrees that in order to be eligible to receive the benefits under the Package that (1) he sign this Agreement, return it to the Company within 21 days and allow it to become effective by not revoking it within 7 days of signing and (2) he sign and return a second agreement and release within 21 days of his electing the Package.

     3.5 Notwithstanding any other provision of this Agreement, in the event that any payment or benefit or portion thereof (Total Payments) received or to be received by Mr. McCabe in connection with this Employment Agreement, Special Voluntary Early Retirement offer, a Change in Control as used in
Section 280G of the Internal Revenue Code or the termination of Mr. McCabe's employment, whether pursuant to this Agreement or any other plan, arrangement or agreement with the Company, including but not limited to the Agreement between New England Electric System and Robert L. McCabe dated February 25, 1997 or the Special Severance Plan, is subject, in whole or part, to the Excise Tax under Section 280G of the Internal Revenue Code, then the Company shall reduce the Total Payment, as the Company deems appropriate, to the extent necessary, so that no portion of the Total Payment is subject to the Excise Tax. Said reduction in Total Payment shall be applicable regardless of whether Mr. McCabe becomes entitled to portions of the Total Payment at different times or as a result of differing circumstances if the IRS would subject said payments to the Excise Tax.

     3.6 In consideration of the benefits provided by the Company herein, which Mr. McCabe agrees he would not otherwise be entitled to receive, Mr. McCabe agrees, to the extent permitted by law, to the terms of the following release of liability.

     I, Robert L. McCabe fully and voluntarily forever release, waive, and discharge the Company, including all past, present and future subsidiaries, parents, affiliated companies, successors and assigns, and all past, present and future fiduciaries, trustees, directors, officers, agents, and employees of any such companies ("the Company and their Related Persons") from all claims, demands, causes of action, suits and liabilities of any kind and nature, known or unknown, asserted or unasserted, up to the date of the signing of this Agreement, including but not limited to, all such claims arising out of or related to this Agreement, or my employment with or termination of employment from the Company, including any claim for wrongful discharge, breach of contract or other common law claims and all claims under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, Chapter 151B of the Massachusetts General Laws, as amended, and all other state or Federal laws and regulations.

     I, Robert L. McCabe, further covenant and represent that I have not filed any complaints, charges, or claims for relief and will not seek personal recovery or relief against the Company and its Related Persons arising out of the matters released, waived, or discharged under this Agreement.

     I give this Release individually and on behalf of any heirs and assigns and anyone else claiming by or through me.

4.0  Restrictive Covenants

     4.1 Mr. McCabe acknowledges that the Company's business, financial and customer information constitutes a valuable asset of the Company which the Company has the right to protect and secure. Mr. McCabe therefore agrees to abide by the terms and conditions of the most recent version in effect of the Standards of Conduct for NEES Companies signed by Mr. McCabe. Mr. McCabe also acknowledges that if he accepts employment with a competitor without the prior written permission of New England Electric System's Chief Executive Officer, he will forfeit his benefit entitlement under the New England Electric System Companies' Executive Supplemental Retirement Plan.

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     4.2  Mr. McCabe recognizes and agrees that his obligations under this
Article 4.0 are ongoing obligations which shall survive the expiration and/or termination of this Agreement.

5.0  Termination of Employment

     5.1 If during the term of this Agreement, a Change in Control occurs, as defined in the Agreement between New England Electric System and Robert L. McCabe dated February 25, 1997, the Company shall provide Mr. McCabe with the benefits set forth in said agreement, and this agreement shall be null and void.

6.0  Death

     6.1 Except as defined in compensation plans, benefits and policies to which Mr. McCabe is otherwise entitled outside of this Agreement, if Mr. McCabe dies during the term of this Agreement, the Company shall pay to the estate of Mr. McCabe the compensation [including any bonuses due Mr. McCabe as determined by an officer of the Company] which would otherwise be payable to Mr. McCabe up to the end of the month in which Mr. McCabe's death occurs.

7.0  Assignment

     7.1 The Company shall have the right to assign this Agreement to an affiliate or its successors and/or assigns; and all covenants and agreements hereunder shall inure to the benefit of and shall be binding upon said successors and assigns of the Company.

     7.2 Mr. McCabe acknowledges that the services to be rendered by him are unique and personal. Accordingly, Mr. McCabe may not delegate any of his duties under this Agreement. Mr. McCabe's obligations under Articles 3.0, 4.0, and 8.0 shall be binding upon his heirs, executives, administrators, and legal representatives.

8.0  Confidentiality

     8.1 Mr. McCabe agrees, whether during the term of this Agreement or after, that he will keep the fact, terms and amount of this Agreement completely confidential unless waived in writing by the President of the Company or unless such disclosure is required in a legal proceeding to enforce its terms or as a defense to any claim or as otherwise required by law. Mr. McCabe agrees to notify the Company upon receipt of a subpoena and prior to disclosing such information. Notwithstanding the foregoing, Mr. McCabe may disclose the terms of this Agreement to his financial and/or tax advisor, attorney and family; provided said individuals agree to keep the terms of this Agreement confidential.

     8.2 The Company agrees to handle this Agreement in a confidential manner. It will not disclose the terms or amount of this Agreement to anyone outside of the Company except to those who need to know to develop or effectuate the Agreement or except in a legal proceeding to enforce its terms, as a defense to any claim or as otherwise required by law. In addition, the Company will not disclose the terms or amount of this Agreement to anyone inside the Company except on a need to know basis.

9.0  Waiver and Election of Remedies

     9.1 Waiver by the Company of any term, condition or provision of this Agreement shall not be considered a waiver of that term, condition or provision in the future or of any other term, condition, or provision. Any waiver by the Company of the rights listed in this Agreement shall be in writing and signed by a Company officer in order to be binding.

10.0 Severability


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     10.1 In the event that any portion or part of this Agreement is deemed invalid, against public policy, void or otherwise unenforceable by a court of law, the parties shall negotiate an equitable adjustment in the affected provision of this Agreement; however, the validity and enforceability of the remaining portions hereof shall otherwise be fully enforceable.

11.0 Notice

     11.1 Any notice required or desired to be given hereunder shall be sufficient if in writing and if delivered by hand or mailed, postage prepaid to:

          For Employee        For the Company

          Robert L. McCabe    David C. Kennedy
          126 Naugler Avenue  25 Research Drive
          Marlborough, MA 01752    Westborough, MA 01582

12.0 Captions and Paragraph Headings

     12.1 The captions and paragraph headings used in this Agreement are for convenience only and are not to be construed as a part of this Agreement.

13.0 Applicable Law

     13.1 To the extent not preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Mr. McCabe agrees to submit to the personal jurisdiction of the Massachusetts courts in respect to any matter or dispute arising out of this Agreement.

14.0 Entire Agreement

     14.1 This Agreement constitutes the entire Agreement between the Company and Mr. McCabe and all previous representations or agreements, whether written or oral are hereby annulled and superseded. No change, modification or alteration of any of the provisions of this Agreement shall be binding unless such change, modification or alteration shall have been approved in writing by a Company officer.

     Mr. McCabe acknowledges that he has read this Agreement and fully understands and agrees to its term; that he has had ample opportunity to discuss and consider the terms of this Agreement; that he has been advised to consult with an attorney; that he has been given a period of up to 21 days to consider this Agreement; and that he has voluntarily chosen to sign this Agreement. He understands that he has the right to revoke this Agreement within 7 days of the date he signs it.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized representatives on the day and year set forth below.


________________________________   _______________________________________
Employee                      Company

                              By:____________________________________

                              Title:___________________________________

Witness:_________________________  Date:___________________________________

Date: